Exhibit 5.1

August 29, 2023

Eyenovia, Inc.

295 Madison Avenue, Suite 2400

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to Eyenovia, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) 4,198,633 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants to purchase 4,838,709 shares of Common Stock (the “Warrants”) and (iii) pre-funded warrants to purchase 2,252,979 shares of Common Stock (the “Pre-Funded Warrants”), pursuant to a Securities Purchase Agreement (the “Agreement”), dated August 24, 2023, by and between the Company and the purchaser (the “Purchaser”). The shares of Common Stock issuable upon exercise of the Warrants and the Pre-Funded Warrants are hereinafter referred to as the “Warrant Shares” and, together with the Shares, the Warrants and the Pre-Funded Warrants, are referred to collectively as the “Securities.” The offer and sale of the Securities are being registered under the Securities Act of 1933 (the “Securities Act”) pursuant to the Company’s registration statement on Form S-3 (File No. 333-261638), which was filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2021 (the “Registration Statement”).

We have reviewed the Agreement, the Registration Statement, and the prospectus, dated December 14, 2021, as supplemented by a prospectus supplement with respect to the offer and sale of the Securities, as filed with the SEC on August 25, 2023. We have also reviewed the notice of the Registration Statement’s effectiveness, dated December 23, 2021, posted on the website of the SEC at www.sec.gov, the form of Warrant, the form of Pre-Funded Warrant, and such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law with respect to the Shares and the Warrant Shares. We have assumed further the accuracy of the representations of the Company, and compliance by the Company with the covenants, set forth in the Agreement, the Warrants and the Pre-Funded Warrants. We have assumed that the Shares have been duly registered on the books of the transfer agent and registrar of the Common Stock in the name and on behalf of the Purchaser. We have assumed further that any Warrant Shares issued upon exercise of the Warrants and the Pre-Funded Warrants will be duly registered on the books of the transfer agent in the name and on behalf of the Purchaser. We have assumed further that the Agreement has been duly authorized, executed and delivered by the Purchaser; and that the Agreement, the Warrants and the Pre-Funded Warrants will constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. We have assumed further that the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

Eyenovia, Inc.

August 29, 2023

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Agreement and upon receipt by the Company of full payment therefor in accordance with the Agreement, will be validly issued, fully paid and non-assessable, (ii) when the Warrants and the Pre-Funded Warrants have been duly executed and delivered in accordance with the terms of the Agreement and have been duly issued and sold as contemplated in the Registration Statement, the Warrants and the Pre-Funded Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) the Warrant Shares initially issuable upon exercise of the Warrants and Pre-Funded Warrants have been duly authorized, and when issued by the Company upon such exercise, including receipt by the Company of full payment therefor, in accordance with the terms of the Warrants or the Pre-Funded Warrants, as applicable, will be validly issued, fully paid and non-assessable.

We are members of the bars of the Commonwealth of Massachusetts and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Eyenovia, Inc.

August 29, 2023

Very truly yours,
/s/ Covington & Burling LLP